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                                   EXHIBIT 99

AT THE COMPANY:
Roy Youst
Director Corporate Communications
(614) 864-6400


FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 21, 2003


              DAVID P. LAUER NAMED TO R.G. BARRY BOARD OF DIRECTORS

PICKERINGTON, OHIO - AUGUST 21, 2003 - David P. Lauer today was named to the Board of Directors of R.G. BARRY CORPORATION (NYSE: RGB).

Mr. Lauer, 61, is a CPA and the former managing partner of the Columbus office of Deloitte & Touche, LLP. He also is a director of Wendy's International, AirNet Systems, Inc. and Huntington Bancshares, Inc.

"We consider ourselves quite fortunate to be able to have someone of David Lauer's quality on our Board. He brings to us tremendous knowledge and experience that should serve our shareholders well in the future," said Gordon Zacks, R.G. Barry Corporation Chairman and Chief Executive Officer.

Lauer, who has been appointed to the Board's Audit Committee, fills a seat previously held by Harvey M. Krueger, Vice Chairman of the investment banking firm Lehman Brothers, Inc. Mr. Krueger retired as an R.G. Barry Director in May after 23 years.

R.G. Barry Corporation is the world's largest manufacturer and marketer of comfort footwear for at and around the home. To learn more about the Company, visit its Web site at (www.rgbarry.com).



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